Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

Regency Centers Corporation,

the general partner of

Regency Centers, L.P.:

We consent to the incorporation by reference in the registration statements (No. 333-149856) on Form S–3ASR and (No. 333-127274) on Form S-4 of Regency Centers, L.P. of our reports dated February 26, 2010, with respect to the consolidated balance sheets of Regency Centers, L.P. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in capital and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Regency Centers Corporation and Regency Centers, L.P.

Our report dated February 26, 2010 refers to a change in the method of accounting for noncontrolling interests in 2009.

February 26, 2010

Jacksonville, Florida

Certified Public Accountants